Exhibit 10.20
[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with“[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]
October 27, 2021
Amy Howe
BY EMAIL

Dear Amy:

This letter agreement (this “Agreement”) is intended to memorialize our agreement regarding the terms of your employment with FanDuel Inc. (“FanDuel”), which is an indirect subsidiary of Flutter Entertainment plc (“Flutter”), and your related compensation and benefits and restrictive covenants and other obligations.
1.Employment Continuation. Your employment with FanDuel will continue in effect and you will transition from interim Chief Executive Officer to permanent Chief Executive Officer effective as of October 4, 2021 (the “Effective Date”).
2.Position and Conditions of Employment. You will serve as Chief Executive Officer of FanDuel and, in such position, you acknowledge and agree that (i) you will devote all of your business time and attention to your duties and responsibilities with FanDuel, (ii) FanDuel will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, (iii) you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Chief Executive Officer of Flutter and (iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of FanDuel or its affiliates. If at any time you wish to volunteer your professional services to a non-profit organization, or serve on the board of directors for a non-profit organization, you must seek and receive prior approval from the Chief Executive Officer of Flutter.
3.Reporting Relationship. You will report directly to the Chief Executive Officer of Flutter.
4.Primary Work Location. Your primary work location will be FanDuel’s offices in Los Angeles, California, although you acknowledge that you will be required to travel for business as may be necessary or appropriate in order to fulfill your duties and responsibilities as Chief Executive Officer of FanDuel.
5.Base Salary. Your initial annual base salary will be $650,000.
6.Annual Bonus Opportunity. Effective as of the Effective Date, you will be eligible for a discretionary annual bonus payment with a target amount equal to 100% of your base salary and a maximum amount equal to 150% of your base salary. Your 2021 annual bonus opportunity will be prorated to reflect your employment commencement date of February 22, 2021 and for purposes of calculating your 2021 annual bonus, (a) for the period commencing on and including February 22, 2021 and ending on and excluding the Effective Date, the calculation will be based on your base salary and target bonus as in effect immediately prior to the Effective Date, prorated for such period, and (b) for the period commencing on and including the Effective Date and ending on and including December 31, 2021, the calculation will be based on your base salary and target bonus as set forth in the first sentence of this paragraph 6, prorated for such period. In addition, your actual bonus payment for any fiscal year, if any, will be paid (a) in accordance with FanDuel’s bonus plan rules and regular payroll practices, each as in effect from time to time, and (b) unless otherwise determined by FanDuel, two-thirds in cash on an annual basis and one-third in the form of Flutter restricted stock units (“Flutter RSUs”) that vest 50% on each of the first and second anniversaries of the date of grant, contingent on your continued employment with FanDuel through the applicable payment date (in the case of the cash portion) and the applicable vesting date (in the case of the Flutter RSUs); provided that the portion of your 2021 annual bonus that relates to the period from and including February 22, 2021 through and excluding the Effective Date shall be paid solely in cash. Such Flutter RSUs will be awarded under the Flutter Entertainment plc 2015 Deferred Share Incentive Plan, as in effect from time to time, or any successor plan and will follow the applicable standard terms and conditions for U.S. employees.
7.Annual Long-Term Incentives. Contingent on your agreement to comply with all of the conditions set forth in Section 10 hereof, you will be eligible to receive an annual grant of Flutter RSUs (each, an “Annual Flutter RSU Award”) with a grant date value of $2,000,000 in or around March of each of the first five years of employment (commencing around March 2022, or as soon as reasonably practicable thereafter, subject to any restrictions on dealings in shares imposed under the dealing code of Flutter or its affiliates, or the restrictions on dealings in securities in the EU Market Abuse Regulation), subject in each case to your continued employment with FanDuel through the applicable grant date. Each Annual Flutter RSU Award will vest in equal tranches on the first, second and third anniversaries of the grant date, subject to your continued employment with FanDuel through the applicable vesting date. The Annual Flutter RSU Awards will be awarded under the applicable Flutter Entertainment plc 2015 Restricted Share Plan (the “Flutter Plan”) rules and will follow the applicable standard terms and conditions for U.S. employees. The grant of Annual Flutter RSU Awards, including, for the avoidance of doubt, the timing of such grant, will be subject to any restrictions on dealings in shares imposed under the dealing code of Flutter or its affiliates, or the restrictions on dealings in securities in the EU Market Abuse Regulation. You will retain the existing Flutter RSUs previously awarded to you in 2021 and such RSUs will continue to be governed in accordance with their existing terms.
8.Long-Term Incentives. Contingent on your continued compliance with the terms of your Restrictive Covenant Agreement (as defined below), as modified by paragraph 10 of this Agreement, you will be eligible to receive the following two one-time long-term incentive awards:
a.a special value creation award (the “Value Creation Award”) granted pursuant to the award agreement attached hereto as Exhibit A, with such grant effective as of the date hereof; and
b.an award in the form of Flutter RSUs (the “Sign-On Flutter RSU Award”) allowing you to receive ordinary shares in Flutter which will be granted as soon as practicable following the Effective Date, subject to any restrictions on dealings in shares imposed under the dealing code of Flutter or its affiliates, or the restrictions on dealings in securities in the EU Market Abuse Regulation; provided that you remain employed with FanDuel (or Flutter) at the vesting date(s). The Sign-On Flutter RSU Award will have a grant date value of $7,500,000 with one-quarter of the Sign-On Flutter RSU Award vesting in December of each year of the period

2023-2026. The Sign-On Flutter RSU Award will be awarded under the Flutter Plan and will follow the applicable standard terms and conditions for U.S. employees.
9.Benefits. You will be eligible to participate in the benefit plans provided to similarly situated executives of FanDuel (as in effect from time to time).
10.Restrictive Covenants. As a condition of your employment with FanDuel and your entitlement to receive the compensation and benefits set forth in this Agreement, and in addition to any existing restrictive covenants already in effect between you and FanDuel, you acknowledge and agree that you will remain subject to the Proprietary Information and Restricted Activity Agreement that you previously entered into with FanDuel, dated February 1, 2021 as modified by this paragraph 10 (the “Restrictive Covenant Agreement”). You acknowledge and agree that all of the nonsolicitation covenants set forth in the section of the Restrictive Covenant Agreement entitled “Restricted Activity” (relating to employees, as well as professional, semi-professional and collegiate sports leagues, teams, franchises, clubs and schools) are hereby modified so that such covenants shall apply for a period of twenty-four (24) months following any termination of the Period of Employment (as defined in the Restrictive Covenant Agreement) or any reason. For the avoidance of doubt, except as specifically described in the preceding sentence, the Restrictive Covenant Agreement will remain in full force and effect and on the same terms and conditions.
11.Expense Reimbursement. FanDuel will reimburse you for reasonable and necessary expenses incurred by you in furtherance of the FanDuel business. Records must be maintained and submitted for any reasonable expenses to be reimbursed.
12.Name & Likeness Rights, Etc. You hereby authorize FanDuel to use, reuse, and to grant others the right to use and reuse your name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after your employment, for whatever purposes FanDuel deems necessary.
13.Personal Data. You agree that FanDuel may hold and use your personal data and transfer it between affiliates in other jurisdictions as well as to third party vendors engaged by FanDuel or governmental authorities as reasonably required to manage your employment and/or benefits or as legally required or requested by governmental authorities.
14.Minimum Share Ownership Requirement. You will be required to acquire and retain Flutter shares having a market value of at least five times your total annual salary from time to time. You will be allowed five years from the Effective Date to achieve this shareholding requirement and will retain such shares until the termination of your employment. Shares that you acquire pursuant to the vesting or exercise of any award granted to you under any share-based incentive scheme of Flutter (or FanDuel), including any Flutter shares you acquire pursuant to Flutter RSUs and the Value Creation Award (collectively, “Equity Compensation Awards”), may be counted towards this shareholding requirement. You will be required to retain a minimum of 50% of the after-tax Flutter shares that you acquire pursuant to Equity Compensation Awards until this shareholding requirement has been met.
15.Section 409A. It is intended that the payments and benefits provided under this Agreement will be exempt from the application of, or comply with, the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This Agreement will be construed in a manner that effects such intent to the greatest extent possible. However, FanDuel will not be held liable for any taxes, interests or penalties that you owe with respect to any payments or benefits provided under this Agreement. With respect to any amounts payable hereunder in installments, each installment will be treated as a separate payment for purposes of Section 409A of the Code. For purposes of any payment due hereunder upon a termination of employment that is subject to the provisions of Section 409A of the Code, such phrase or any similar phrase will mean a “separation from service” as defined by the default provisions of Treasury Regulation Section 1.409A-1(h). Notwithstanding any other provision of this Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by FanDuel), amounts that constitute “nonqualified deferred compensation” subject to Section 409A of the Code that would otherwise be payable by reason of your separation from service during the six-month period immediately following such separation from service will instead be paid or provided on the first business day following the date that is six months following your separation from service. If you die following your separation from service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts will be paid to the personal representative of your estate within 30 days following the date of your death.
16.Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of California, without reference to its choice of law principles. Any action arising out of or related to this Agreement will be brought in the state or federal courts with jurisdiction in Los Angeles, California, and the parties consent to the jurisdiction and venue of such courts.
17.Entire Agreement; Amendments and Waivers. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, including, for the avoidance of doubt, your offer letter dated January 31, 2021. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
18.Employment At Will; Tax Withholding. This Agreement does not provide a guarantee of employment for any specific duration or a guarantee of any fixed terms or conditions of employment. Your employment with FanDuel will be “at will,” which means that either you or FanDuel may terminate your employment relationship at any time, with or without cause or notice. Employment with FanDuel for purposes of this Agreement will include employment with any subsidiary or affiliate of FanDuel. FanDuel reserves the right to withhold or cause to be withheld applicable taxes from any amounts paid pursuant to this Agreement to the extent required by applicable law. You, or your estate, will be responsible for any and all tax liability imposed on amounts paid hereunder.
19.Counterparts; Electronically Transmitted Signatures. This Agreement may be executed and delivered by facsimile or other electronic transmission in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which when taken together will constitute one and the same agreement, binding on all parties hereto.

[Signature Pages Follow]

FANDUEL INC. By: /s/ Peter Jackson Name: Peter Jackson Title: Chief Executive Officer, Flutter Entertainment plc

[Signature Page to Offer Letter]

ACKNOWLEDGED AND AGREED: __/s/ Amy Howe___________________________ Amy Howe

Exhibit A
FANDUEL INC.
VALUE CREATION AWARD AGREEMENT

This Value Creation Award Agreement (this “Agreement”) is made as of October 27, 2021 by and between FanDuel Inc. (the “Employer”) and Amy Howe (the “Participant”).
1.Certain Defined Terms.
a.“Award Commencement Date” means October 4, 2021.
b.“Bad Leaver Event” means any termination of the Participant’s employment with FanDuel that does not constitute a Good Leaver Event.
c.“Cap” means the maximum value deliverable to the Participant pursuant to the Value Creation Award and is equal to $[***].
d.“Cause” means (i) conduct by the Participant involving a felony criminal offense under U.S. federal or state law or an equivalent violation of the laws of any other country; (ii) dishonesty, fraud, self-dealing or material violations of civil law in the course of fulfilling the Participant’s employment duties; (iii) breach by the Participant of any restrictive covenants between the Participant and Employer or any of its affiliates, including, without limitation, the restrictive covenants set forth in the Restrictive Covenant Agreement or any other agreement between the Participant and FanDuel, Flutter or any of their respective affiliates; (iv) the Participant’s willful misconduct or negligent conduct, in each case, that is injurious to FanDuel, Flutter or any of their respective affiliates, as determined by the Committee; or (v) willful and repeated failure of the Participant to perform the Participant’s employment duties and/or to follow any lawful direction of the Participant’s supervisor..
e.“Code” means the U.S. Internal Revenue Code of 1986, as amended.
f.“Committee” means the Remuneration Committee of the Board of Directors of Flutter.
g.“Employment Letter Agreement” means the employment letter agreement, dated October 27, 2021, between the Employer and the Participant.
h.“Equity Value” means the equity value of FanDuel as determined by the Committee in its sole discretion. Without limiting the discretion of the Committee, (i) if neither FanDuel nor its direct parent or successor has any equity securities listed on a national securities exchange in the United States, then the Committee may choose to utilize an independent third-party valuation performed by a valuation firm selected by the Committee to determine the Equity Value, (ii) in the case of a sale to a third party, the Committee may choose to use the market value of the shares or equivalent consideration paid by the third-party acquirer for the sale to determine the Equity Value, and (iii) if a FanDuel PublicCo exists as of the Measurement Date, the Committee may use the listed share price of the issued share capital of the FanDuel PublicCo to determine the Equity Value. The Equity Value shall not include any value attributable to TSG Interactive US Services Limited (“TSG Interactive”), including, for the avoidance of doubt, its FOX Bet and PokerStars US businesses, regardless of whether TSG Interactive is a subsidiary of FanDuel at any point during the period that the Value Creation Award is outstanding.
i.“FanDuel” means FanDuel Group Parent LLC, an indirect subsidiary of Flutter. Unless the context otherwise requires, any references to FanDuel in this Agreement will include FanDuel Group Parent LLC and its direct and indirect subsidiaries.
j.“FanDuel PublicCo” means FanDuel, or its direct or indirect parent, subsidiary or successor entity, at any time at which any equity securities of such entity are listed on a national securities exchange in the United States.
k.“Flutter” means Flutter Entertainment plc, the indirect parent of FanDuel.
l.“Good Leaver Event” means a termination of the Participant’s employment with the Employer due to (i) the Participant’s death, (ii) the Participant’s incurrence of a permanent disability that entitles the Participant to the receipt of benefits under the Employer’s long-term disability plan, or (iii) an involuntary termination by the Employer without Cause.
m.“Measurement Date” means the earlier to occur of (i) the fifth (5th) anniversary of the Award Commencement Date and (ii) the date of a Good Leaver Event.
n.“Restrictive Covenant Agreement” means the Proprietary Information and Restricted Activity Agreement, dated February 1, 2021, between the Participant and the Employer, as modified by the Employment Letter Agreement.
2.Grant of Award. The Participant is hereby granted, effective as of the date of this Agreement, a special value creation award (the “Value Creation Award”) pursuant to the terms and conditions specified in this Agreement.
3.Calculation of Value. The Value Creation Award will be based on future growth in value of the FanDuel business above an initial value of $[***] (the “Start Value”), provided that, as shown in the table below, the Value Creation Award will have a value of $0 unless the Equity Value as of the Measurement Date is at least $[***]. At the Measurement Date, the Increment Gain will be measured. The “Increment Gain” is equal to the excess of the Equity Value as of the Measurement Date over the Start Value. The value deliverable pursuant to the Value Creation Award will be calculated as a percentage of the Increment Gain in accordance with the following table; provided that (a) if the Measurement Date is the date of a Good Leaver Event, the Committee may, in its discretion, adjust, upward or downward, the percentage of the Increment Gain allocated to the Participant to account for the shortened performance period, and (b) the amount of the value deliverable pursuant to the Value Creation Award will not in any event exceed the Cap:

[***]

4.Adjustment in Connection with Corporate Transaction. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of all or a portion of Flutter’s direct or indirect ownership of FanDuel, or similar event affecting FanDuel or any of its subsidiaries, the Committee may in its discretion (but will not be required to) make such substitutions or adjustments as it deems appropriate and equitable to (a) the Measurement Date and performance period of the Value Creation Award, (b) the payout matrix described in Section 3, (c) the valuation methodology applicable to the Value Creation Award, and (d) the form of consideration deliverable upon settlement of the Value Creation Award pursuant to Section 6(b). Such adjustments may (but will not be required to) include (i) the cancellation of the Value Creation Award in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of the Value Creation Award, as determined by the Committee in its sole discretion, or (ii) arranging for the assumption of the Value Creation Award, or replacement of the Value Creation Award, with a new award based on cash or other property or other securities.
5.Vesting. The Value Creation Award will vest on the Measurement Date, subject to the Participant’s continued employment with FanDuel through the Measurement Date. If the Measurement Date is the date of a Good Leaver Event, the Participant will only retain a prorated portion of the Value Creation Award to reflect the portion of the period from the Award Commencement Date through the fifth (5th) anniversary of the Award Commencement Date that has elapsed prior to such Good Leaver Event and will forfeit the remainder of the Value Creation Award. The Value Creation Award will be forfeited in its entirety upon a termination of the Participant’s employment with FanDuel prior to the Measurement Date due to a Bad Leaver Event.
6.Settlement.
a.Any vested portion of the Value Creation Award will be paid to the Participant within ninety (90) days following the Measurement Date; provided that, notwithstanding anything to the contrary, in no event will payment be made more than two and one-half months following the end of the calendar year in which the Measurement Date occurs.
b.Subject to any applicable regulatory, tax, and accounting limitation and provided always that settlement will not involve the issue of new shares or the transfer of shares to which section 109 of the Companies Act 2014 of Ireland applies, it is intended that the Value Creation Award will be settled in the form of ordinary shares of Flutter, however, the Committee may determine in its discretion to settle all or part of the Value Creation Award in the form of (i) shares of FanDuel PublicCo, and/or (ii) cash.
7.Investment Representations. In connection with the grant of the Value Creation Award hereunder, the Participant hereby represents and warrants to the Employer that:

(a)The Participant is acquiring the Value Creation Award for the Participant’s own account with the present intention of holding such award and any securities deliverable in settlement of the Value Creation Award for investment purposes and that the Participant has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state or foreign securities laws. The Participant acknowledges that the Value Creation Award and any securities delivered in settlement thereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state or foreign securities laws and that the Value Creation Award and any securities delivered in settlement thereof will be delivered to the Participant in reliance on exemptions from the registration requirements of the Securities Act and applicable state and foreign statutes and in reliance on the Participant’s representations and agreements contained herein.
(b)The execution, delivery and performance by the Participant of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with or without the giving of notice, the lapse of time, or both) result in a violation or breach of, conflict with, cause increased liability or fees, or require approval, consent or authorization under (i) any law, rule or regulation applicable to the Participant, or (ii) any contract to which the Participant is a party or by which the Participant or any of the Participant’s properties or assets may be bound or affected.
(c)The Participant is a service provider of FanDuel.
(d)The Participant will not sell or otherwise transfer, assign, convey, exchange, mortgage, pledge, grant or hypothecate the Value Creation Award or any securities deliverable in settlement thereof without registration under the Securities Act (and any applicable federal, state and foreign securities laws) or an exemption therefrom, and provided there exists such a registration or exemption, any such transfer of Value Creation Award or the securities delivered in settlement thereof by the Participant or subsequent holders of Value Creation Award will be in compliance with the provisions of this Agreement.
(e)The Participant has all requisite legal capacity and authority to carry out the transactions contemplated by this Agreement, and the execution, delivery and performance by the Participant of this Agreement and all other agreements contemplated hereby and thereby to which the Participant is a party have been duly authorized by the Participant.
(f)The Participant has only relied on the advice of, or has consulted with, the Participant’s own legal, financial and tax advisors, and the determination of the Participant to acquire the Value Creation Award and any securities delivered in settlement thereof pursuant to this Agreement has been made by the Participant independent of any statements or opinions as to the advisability of such acquisition or as to the properties, business, prospects or condition (financial or otherwise) of FanDuel or any of its subsidiaries that may have been made or given by any other person or by any agent or employee of such person
(g)The Participant is not acquiring the Value Creation Award or any securities deliverable in settlement thereof as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, internet publication or similar media or broadcast over television, radio or the internet or presented at any public seminar or meeting, or any solicitation of a subscription by a person not previously known to the Participant in connection with investments in securities generally.
8.Administration. The Committee will have the power to interpret this Agreement, make all decisions relating to the determination of the Equity Value, and to adopt such rules for the administration, interpretation, and application of this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. The Committee will have the discretion to adjust the payout matrix described in Section 3 and/or the valuation methodology applicable to the Value Creation Award in its reasonable discretion to ensure the Value Creation Award remains appropriate and continues to motivate the Participant. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Participant, FanDuel and all other interested persons.
9.Capitalization Adjustments. In the event of new equity capital or debt being introduced into FanDuel, the Committee may make such adjustments to the Value Creation Award, including the final Equity Value and the payout matrix described in Section 3, to ensure that any value created in respect of the new capital or debt is calculated on a consistent basis with the calculation of any value created in respect of the Start Value. Such adjustments will be designed to ensure that the Participant is only rewarded for growth in the value of the FanDuel business to which the Participant has contributed.
10.Taxes. The Employer may withhold from the Value Creation Award or from the Participant’s wages, or require the Participant to pay to the Employer or its designee, any applicable withholding or employment taxes resulting from the vesting or settlement of the Value Creation Award. It is intended that the Value Creation Award comply with an exemption from Section 409A of the Code and this Agreement will be interpreted and administered consistent with such intention.
20.Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of California, without reference to its choice of law principles. Any action arising out of or related to this Agreement will be brought in the state or federal courts with jurisdiction in Los Angeles, California, and the parties consent to the jurisdiction and venue of such courts.
11.Counterparts; Electronically Transmitted Signatures. This Agreement may be executed and delivered by facsimile or other electronic transmission in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which when taken together will constitute one and the same agreement, binding on all parties hereto.
12.Entire Agreement; Amendments and Waivers. This Agreement (together with the Employment Letter Agreement and the Restrictive Covenant Agreement) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto and approved by the

Committee. No amendment, supplement, modification or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
13.No Right to Continued Service. Nothing in this Agreement will confer upon the Participant any right to continue to provide services to the Employer or will interfere with or restrict in any way the rights of the Employer, which are hereby expressly reserved, to terminate the services of the Participant, at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Employer and the Participant.
14.Conformity to Securities Laws. The Participant acknowledges that this Agreement and the grant of the Value Creation Award hereunder is intended to conform to the extent necessary with applicable federal and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Value Creation Award are granted only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement will be deemed amended to the extent necessary to conform to such laws, rules and regulations.
15.Clawback. Upon the occurrence of a Clawback Triggering Event, the Value Creation Award will be forfeited to Flutter or its designee (in whole or in part, as determined by the Committee) for no consideration or, in the event the Value Creation Award has been paid to the Participant, the Participant will pay to the Employer or its designee all or a portion (as determined by the Committee) of the value of the Value Creation Award. For purposes of this Agreement, “Clawback Triggering Event” means a determination by the Committee that one or more of the following has occurred: (a) there is a material restatement of the financial statements of FanDuel or any of its subsidiaries for any of the financial years ending after the grant of the Value Creation Award (and the Committee will in its sole discretion determine what constitutes a material restatement); (b) the financial statements of FanDuel used in setting the metrics for the Value Creation Award were misstated, or that any other information relied on in setting or assessing the metrics proves to have been incorrect and, in any case, the value of the Value Creation Award is greater than would have been the case had there not been such a misstatement or reliance on incorrect information or had such error not been made or had such event not occurred; (c) the Committee forms the view that in assessing the extent to which any measure and/or any other condition imposed on the Value Creation Award was satisfied such assessment was based on an error, or on inaccurate or misleading information or assumptions and that such error, information or assumptions resulted either directly or indirectly in the Value Creation Award vesting to a greater degree than would have been the case had that error not been made; (d) some or all of the measures which were deemed to have been satisfied in respect of the Value Creation Award have only been satisfied as a consequence of any direct or indirect manipulation on the part of the Participant (and, for this purpose, “manipulation” means anything done, without the knowledge of the Committee, for the Participant’s own personal gain which is unreasonable and not done for the benefit of FanDuel); (e) FanDuel or any of its subsidiaries (in respect of which the Participant has performed any functions or oversight role), in the reasonable opinion of the Committee, following consultation with the risk committee of Flutter, if applicable, suffered a material failure of risk management; (f) the Participant is found guilty of or pleads guilty to a crime that is related to or damages the business or reputation of FanDuel or any of its subsidiaries or affiliates (including Flutter); (g) the Participant is in breach of any applicable restrictions on competition, solicitation or the use of confidential information (whether arising out of the Participant’s employment contract, his termination arrangements or any internal policies); and/or (h) the Participant is guilty of serious misconduct or gross negligence, which causes loss or reputational damage to FanDuel or any of its subsidiaries or affiliates (including Flutter). Without limiting the foregoing, in the event that the basis on which the value of the Value Creation Award for the purpose of redeeming such Value Creation Award was based on incorrect facts where, if the correct position had been known at the time, there would have resulted a lower payment in settlement of the Value Creation Award, the Committee may, at any time within two (2) years following the applicable settlement date, require that the Participant pay to the Employer or its designee an amount that reflects the excess of the amount paid in settlement of the Value Creation Award over the actual value of the Value Creation Award based on the correct position.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

FANDUEL INC. By: /s/ Peter Jackson Name: Peter Jackson Title: Chief Executive Officer, Flutter Entertainment plc
[Signature Page to Award Agreement]

PARTICIPANT __/s/ Amy Howe___________________________ Amy Howe

[Signature Page to Award Agreement]